LIST OF SUBSIDIARIES

                                                             Jurisdiction of
                                                         Incorporation/Formation

1.   OSI Sealants, Inc.                                          Illinois

2.   SIA Adhesives, Inc.                                         Delaware

3.   Tanner Chemicals, Inc.                                      New Hampshire

4.   Imperial Adhesives, Inc.                                    Delaware

5.   Sovereign Specialty Chemicals (S) Pte. Ltd.                 Singapore

6.   Sovereign Packaging Group, Inc                              New York
     (f/k/a Pierce & Stevens Corp.)

7.   Pierce & Stevens Holdings Corp. of Mexico S.A. de C.V.      Mexico

8.   Pierce & Stevens de Mexico S.A. de C.V.                     Mexico

9.   Pierce & Stevens Corporation S.A. de C.V.                   Mexico

10.  Sovereign Holdings, LLC                                     Delaware

11.  Sovereign Specialty Chemicals LTD                           UK

12.  Sovereign Specialty Chemicals B.V.B.A.                      Belgium

13.  Sovereign Specialty Chemicals (Scandinavia) AB              Sweden

14.  Sovereign Specialty Chemicals SARL                          France

15.  Sovereign Specialty Chemicals Gmbh                          Germany

16.  Sovereign Specialty Chemicals Italiana SRL                  Italy

17.  Sovereign Latin America, LLC                                Deleware

18.  Sovereign Specialty Chemicals Ltda.                         Brazil

19.  Sovereign Specialty Chemicals Gmbh                          Switzerland

20.  SSC International, Inc.                                     Barbados